Exhibit 99.1

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

National Penn Bancshares, Inc. (“National Penn”) and BB&T Corporation (“BB&T”) have made the following supplemental disclosures to the Proxy Statement/Prospectus of Susquehanna and BB&T, dated October 23, 2015 (the “Proxy Statement/Prospectus”), in connection with the proposed settlement of In re National Penn Bancshares, Inc. Shareholder Litigation, Lead Case No. 2015-C-2807. The parties have entered into a memorandum of understanding to settle this lawsuit. Pursuant to the proposed settlement, National Penn and BB&T have agreed to provide the additional information set forth below. This supplemental information should be read in conjunction with the Proxy Statement/Prospectus and the documents incorporated therein.

This supplement to the Proxy Statement/Prospectus is dated November 10, 2015.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving National Penn’s and BB&T’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.

In addition to factors previously disclosed in National Penn’s and BB&T’s reports filed with the U.S. Securities and Exchange Commission and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by National Penn shareholders; delay in closing the merger; difficulties and delays in integrating the National Penn business or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BB&T products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms.

SETTLEMENT OF LITIGATION

On November 10, 2015, National Penn and BB&T entered into a memorandum of understanding with plaintiffs regarding the settlement of a putative consolidated class action captioned In re National Penn Bancshares, Inc. Shareholder Litigation, Lead Case No. 2015-C-2807 (the “Actions”), pending before the Court of Common Pleas of Lehigh County, Pennsylvania (the “Court”).

The Actions relate to the Agreement and Plan of Merger, dated as of August 17, 2015, by and between BB&T and National Penn (the “Merger Agreement”) providing for the merger of National Penn with and into BB&T (the “Merger”).

National Penn, BB&T, the other named defendants, and the plaintiffs have entered into a memorandum of understanding to settle the Actions and release the defendants from all claims relating to the Merger, subject to approval of the Court. After reaching agreement on the substantive terms of the settlement, the parties also agreed that the plaintiffs may apply to the Court for an award of reasonable attorneys’ fees, costs and expenses to be paid by National Penn, its successor in interest and/or its insurer. The settlement, including the payment of any such reasonable attorneys’ fees, costs and expenses, is also contingent upon, among other things, consummation of the Merger and the approval of the Court. If the Court approves the settlement contemplated by the memorandum of understanding, the Actions will be dismissed with prejudice.

The settlement will not affect the merger consideration to be paid to National Penn’s shareholders in connection with the Merger or the timing of the special meeting of National Penn’s shareholders, scheduled for December 16, 2015 in Allentown, Pennsylvania, to vote upon a proposal to approve the Merger Agreement.

National Penn, BB&T, and the other defendants deny all of the allegations made by plaintiffs in the Actions and believe the disclosures in the Proxy Statement/Prospectus are adequate under the law. Nevertheless, National Penn, BB&T, and the other defendants have agreed to settle the Actions in order to avoid the costs, disruption, and distraction of further litigation.

SUPPLEMENTAL DISCLOSURES

The following disclosure amends and restates the second full paragraph on page 45 of the Proxy Statement/Prospectus in the section captioned “Background of the Merger”:

At the regularly scheduled April 2015 meetings of the National Penn board of directors and the board executive committee, as part of National Penn’s ordinary course strategic review, the National Penn directors engaged in detailed discussions with management regarding various general strategic alternatives available to National Penn in light of the company’s current circumstances. The board discussed National Penn’s position of strength resulting from its track record of high performance as well as the consequences to National Penn (which at that time had approximately $9.75 billion in total assets) of crossing the $10 billion asset threshold under the Dodd-Frank Act. The discussion focused on the additional regulatory costs and lost revenue which would be expected to result from exceeding the $10 billion asset threshold and the need for increased scale and a larger revenue base to successfully cross the threshold on account of, among other things, the provisions of the Dodd-Frank Act that require annual stress testing and direct supervision and examination by the Consumer Financial Protection Bureau and that impose caps on debit card interchange fees and potentially higher FDIC deposit insurance assessments for banks of that size. The board also discussed the current banking and regulatory environment and its impact on National Penn, including the continued low interest rate and slow growth environment and the resulting pressure on net interest margin. The general strategic alternatives discussed included remaining independent and acquiring one or more smaller institutions, a strategic business combination with a similarly sized institution and a strategic business combination with a larger institution such as BB&T. Following this discussion, the board authorized Mr. Fainor to continue to engage in informal discussions from time to time with financial institutions, including to continue his exploratory discussions with Mr. King.

The following disclosure amends and restates the last full paragraph on page 45 of the Proxy Statement/Prospectus in the section captioned “Background of the Merger”:

On May 18, 2015, Mr. Fainor met with Ricky Brown, President of Community Banking at BB&T, to learn more about BB&T’s community banking business model, structure, culture and strategic philosophy. The following day, Mr. Fainor and Michael Hughes, Chief Financial Officer of National Penn, met with Mr. King and Mr. Brown to continue their exploratory discussions regarding the potential high-level terms of a business combination transaction. The parties were joined by representatives of Sandler O’Neill, financial advisor to National Penn, and representatives of Deutsche Bank, financial advisor to BB&T. The National Penn representatives negotiated for an improvement in the consideration range previously indicated and the BB&T representatives agreed to narrow the range to $12.85 to $13.00 per share (from $12.75 to $13.00) and stated that their willingness to offer the top end of the range would be based on the results of a comprehensive due diligence review of National Penn. BB&T also proposed a consideration mix of 70% stock and 30% cash with a fixed exchange ratio for the stock portion based on the 20 day trailing average closing price of BB&T common stock prior to the signing of a definitive agreement. Mr. King and Mr. Fainor also discussed the possibility of the five National Penn named executive officers continuing with BB&T following the merger in light of the important role that those individuals play within National Penn’s organization and, in the event a business combination transaction is consummated, their importance to the combined company, given their significant knowledge of and experience with National Penn, its business, operations, the industries in which it operates, and the Pennsylvania banking market generally. The BB&T and National Penn representatives also discussed the timing for a potential transaction and BB&T indicated that it would prefer to close its pending acquisitions of The Bank of Kentucky and Susquehanna Bancshares before entering into a definitive agreement to acquire National Penn.

The following disclosure amends and restates the fifth paragraph on page 46 of the Proxy Statement/Prospectus in the section captioned “Background of the Merger”:

On June 18, 2015, the National Penn executive committee held a meeting which was also attended by National Penn management, representatives of Sandler O’Neill and representatives of National Penn’s legal counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton.” At the meeting, Mr. Fainor provided the directors with a status update regarding the potential transaction with BB&T, including the commencement of due diligence, and again reviewed the terms of the oral non-binding indication of interest proposed by BB&T. Mr. Fainor also provided the board with information regarding BB&T as well as the strategic rationale for the potential transaction. Representatives of Sandler O’Neill discussed with the directors the financial and strategic aspects of a transaction with BB&T, the financial terms of BB&T’s proposal and an overview of BB&T’s business, performance, competitive positioning and valuation metrics. The representatives of Sandler O’Neill also discussed the banking industry more generally and certain of National Penn’s potential strategic alternatives, including a limited number of other potential strategic partners, both similarly sized to National Penn and larger institutions. There was discussion regarding the level of interest that these other potential strategic partners might have in proceeding with a transaction, the financial ability of such partners to acquire National Penn, and the potential challenges to closing a transaction with such partners, including the synergies and regulatory considerations associated with such potential transactions. As part of this discussion, it was noted that none of the potential strategic partners identified by Sandler O’Neill appeared to represent an attractive alternative to the BB&T transaction based on these criteria. Mr. Fainor confirmed that this was consistent with his view based on his knowledge of the industry, including based on the informal discussions that he had engaged in from time to time with representatives of other financial institutions. Representatives of Wachtell Lipton discussed the board’s fiduciary duties in connection with its evaluation of the BB&T proposal and other strategic alternatives and also discussed the regulatory implications of a potential transaction with BB&T. Management, Sandler O’Neill and Wachtell Lipton discussed with the board the potential benefits and risks related to a transaction with BB&T and Mr. Fainor also reviewed his recent discussions with the executives of other financial institutions which had previously been communicated to the committee. The executive committee and management also discussed the strategic alternative of remaining independent and acquiring one or more smaller institutions, including the significant risk and uncertainties associated with executing this strategy as compared to the potential BB&T transaction. Following these discussions, the executive committee agreed that management should continue discussions and negotiations with BB&T subject to further discussion at the full board meeting the following week. The executive committee also approved the formal engagement of Sandler O’Neill as financial advisor relating to the potential BB&T transaction. Sandler O’Neill was selected to act as financial advisor to National Penn’s board in connection with National Penn’s consideration of a possible business combination based on, among other factors, Sandler O’Neill’s reputation as a nationally recognized investment bank with a specialty in financial institutions, its experience in mergers and acquisitions, valuations, financing and capital markets and, having provided investment banking services to National Penn in the past, Sandler O’Neill’s familiarity with National Penn and National Penn’s strategic goals, and the industries in which it competes. Because of Sandler O’Neill’s strong qualifications and its significant knowledge of National Penn and the financial institutions mergers and acquisitions environment as well as the importance of maintaining confidentiality regarding National Penn’s interest in a potential transaction, the National Penn board determined not to interview or engage with other investment banking firms in selecting a financial advisor for the proposed transaction.

The following disclosure amends and restates the last paragraph beginning on page 46 and continuing onto page 47 of the Proxy Statement/Prospectus in the section captioned “Background of the Merger”:

On June 24, 2015, the National Penn board of directors held a meeting that was also attended by National Penn management and representatives of Sandler O’Neill and Wachtell Lipton. At the meeting, Mr. Fainor and the representatives of Sandler O’Neill and Wachtell Lipton discussed the same matters with the full board that had been discussed with the executive committee at its June 18 meeting, as well as a status update regarding the due diligence process. Following these discussions, the directors engaged in a lengthy discussion of the potential BB&T opportunity, including the terms of the BB&T proposal, and the board concluded that management should continue to negotiate for consideration valued at $13.00 per share, which represented the top end of the pricing range proposed by BB&T. The directors also continued the discussion from the prior board meeting regarding National Penn’s strategic alternatives, including other financial institutions that may be interested in acquiring National Penn and the board’s view that at this time BB&T was the only financial institution that the board believed had significant interest in National Penn, the strong financial ability to pay a fair and attractive price to National Penn shareholders, and a high degree of certainty of closing a transaction. Because of the board’s view that no potential strategic partner other than BB&T was likely to possess these attributes, as well as the significant risks from a confidentiality, competitive, and employee retention perspective of approaching any other parties, the board determined that it would not be in the best interests of National Penn and its shareholders to attempt to engage in formal discussions with potential acquirers other than BB&T. The board discussed at length BB&T’s standing in the industry and with banking regulators, and its extensive track record of promptly consummating announced mergers, including under challenging industry conditions. The directors also reiterated their view that there were significant risks and uncertainties associated with executing the strategic alternative of remaining independent and acquiring one or more smaller institutions as compared to the BB&T transaction. Following these discussions, the board authorized management to continue discussions and negotiations with BB&T.

The following disclosure amends and restates the fifth full paragraph on page 47 of the Proxy Statement/Prospectus in the section captioned “Background of the Merger”:

On August 4, 2015, Mr. King and Mr. Fainor met to discuss certain outstanding business items relating to the transaction, including matters relating to the merger consideration. Mr. King stated that based on BB&T’s comprehensive due diligence investigation of National Penn, BB&T was willing to agree, subject to approval by BB&T’s board of directors, to merger consideration valued at $13.00 per National Penn share, which represented the top end of the pricing range previously discussed. Mr. King and Mr. Fainor also agreed that National Penn shareholders would have the ability to elect whether to receive stock or cash merger consideration, subject to proration such that 70% of the National Penn shares would receive BB&T common stock and 30% would receive cash. Mr. King and Mr. Fainor also discussed the possibility of the five National Penn named executive officers continuing with BB&T following the merger, in light of the important role that those individuals play within National Penn’s organization and, in the event a business combination transaction is consummated, their importance to the combined company, given their significant knowledge of and experience with National Penn, its business, operations, the industries in which it operates, and the Pennsylvania banking market generally, and Mr. King and Mr. Fainor discussed potential terms for certain retention and consulting arrangements, as applicable, for these individuals.

The following disclosure supplements the subsection captioned “Summary of Proposed Merger Consideration and Implied Transaction Metrics” on page 54 of the Proxy Statement/Prospectus:

The aggregate implied transaction value of approximately $1.831 billion was calculated assuming, at the direction of National Penn, 140,206,596 outstanding shares of National Penn common stock, 587,115 outstanding restricted stock units of National Penn that vest upon a change-in-control, and 2,349,379 outstanding National Penn common stock options with a weighted average exercise price of $12.70 per share.

The following disclosure supplements the subsection captioned “Comparable Companies Analyses” on page 55 of the Proxy Statement/Prospectus.

The financial institutions in the National Penn peer group with the high and low price/tangible book value percentages were, respectively, United Bankshares, Inc. (289%) and Customers Bancorp, Inc. (144%). The financial institutions in the National Penn peer group with the high and low price/LTM earnings per share multiples were, respectively, Sterling Bancorp (29.7x) and Customers Bancorp, Inc. (14.1x). The financial institutions in the National Penn peer group with the high and low price/2015 estimated earnings per share multiples were, respectively, United Bankshares, Inc. (19.9x) and WesBanco, Inc. (13.1x). The financial institutions in the National Penn peer group with the high and low price/2016 estimated earnings per share multiples were, respectively, United Bankshares, Inc. (19.0x) and Customers Bancorp, Inc. (11.1x).

The following disclosure supplements the subsection captioned “Analysis of Selected Merger Transactions” on page 57 of the Proxy Statement/Prospectus:

The announcement dates of the Precedent Transactions were as follows:

Announcement Date	Buyer	Target

11/12/2014	BB&T Corp.	Susquehanna Bancshares Inc.

7/22/2014	CIT Group Inc.	IMB HoldCo LLC

9/11/2013	Umpqua Holdings Corp.	Sterling Financial Corp.

7/22/2013	PacWest Bancorp	CapitalSource Inc.

8/27/2012	M&T Bank Corporation	Hudson City Bancorp, Inc.

3/12/2012	Mitsubishi UFJ Financial Group Inc	Pacific Capital Bancorp

6/20/2011	PNC Financial Services Group	RBC Bank (USA)

1/18/2011	Comerica Incorporated	Sterling Bancshares Inc.

The following disclosure amends and restates the first full paragraph on page 58 of the Proxy Statement/Prospectus in the subsection captioned “Net Present Value Analyses.”

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of National Penn common stock, assuming National Penn performed in accordance with publicly available median analyst earnings estimates for National Penn for the years ending December 31, 2015 and December 31, 2016 and earnings estimates for National Penn for the years ending December 31, 2017 and December 31, 2018 calculated based on an estimated long-term earnings per share growth rate as discussed with the senior management of National Penn. To approximate the terminal value of National Penn common stock at December 31, 2018, Sandler O’Neill applied price to 2018 earnings multiples ranging from 14.0x to 18.0x and multiples of December 31, 2018 tangible book value ranging from 150% to 250%. The resulting implied terminal values and the estimated future dividends to be paid by National Penn during the second half of 2015 through the end of 2018 were then discounted to present values as of June 30, 2015 using different discount rates ranging from 8.0% to 12.0%, which took into consideration an implied cost of equity of 8.87% derived from a capital asset pricing model-based calculation and were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of National Penn common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of National Penn common stock of $9.37 to $13.18 when applying multiples of earnings and $8.51 to $15.05 when applying multiples of tangible book value.

The following disclosure amends and restates the second paragraph on page 59 of the Proxy Statement/Prospectus in the subsection captioned “Net Present Value Analyses.”

Sandler O’Neill also performed an analysis that estimated the net present value per share of BB&T common stock, assuming that BB&T performed in accordance with publicly available median analyst earnings per share estimates for BB&T for the years ending December 31, 2015, December 31, 2016 and December 31, 2017 and earnings estimates for BB&T for the year ending December 31, 2018 calculated based on a publicly available median analyst long-term earnings per share growth rate published by Bloomberg. To approximate the terminal value of BB&T common stock at December 31, 2018, Sandler O’Neill applied price to 2018 earnings multiples ranging from 12.0x to 20.0x and multiples of December 31, 2018 tangible book value ranging from 110% to 230%. The resulting implied terminal values and the estimated future dividends to be paid by BB&T during the second half of 2015 through the end of 2018 were then discounted to present values as of June 30, 2015 using different discount rates ranging from 6.5% to 10.5%, which took into consideration an implied cost of equity of 8.68% derived from a capital asset pricing model-based calculation and were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of BB&T common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of BB&T common stock of $36.41 to $66.27 when applying earnings multiples and $24.41 to $53.64 when applying multiples of tangible book value.

The following disclosure amends and restates the second full paragraph on page 61 of the Proxy Statement/Prospectus in the section captioned “Certain National Penn Unaudited Prospective Financial Information.”

National Penn does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, National Penn is including in this proxy statement/prospectus certain limited unaudited financial information for National Penn on a stand-alone basis, without giving effect to the merger, which was discussed with National Penn’s financial advisor in connection with the merger, including certain publicly available consensus “street” estimates which are compiled by a nationally recognized estimate consolidator based on the estimates published by stock research analysts who cover National Penn.

Specifically, for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, National Penn management discussed with Sandler O’Neill, and Sandler O’Neill used, publicly available consensus “street estimates” of National Penn’s earnings per share for 2015 and 2016 and publicly available consensus “street estimates” of National Penn’s dividends per share for 2015 and 2016. For purposes of these financial analyses, National Penn management also provided to and discussed with Sandler O’Neill an estimated approximate annual asset growth rate of 4% per year and an estimated annual earnings per share growth rate of 3% per year, in each case, for 2017 and 2018. Based on discussions with National Penn management, Sandler O’Neill also used estimated dividends per share for 2017 and 2018 based on an assumed dividend payout ratio equal to the publicly available consensus “street estimate” for National Penn’s dividend payout ratio for 2016. Taking into account these earnings per share and dividends per share estimates for 2015 through 2018, estimated tangible book value per share for National Penn at December 31, 2015, 2016, 2017 and 2018 were also extrapolated from National Penn’s historical tangible book value per share at June 30, 2015 for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion. The following table presents unaudited prospective earnings per share and dividends per share estimates for National Penn for 2015 through 2018, based on publicly available consensus “street estimates” for 2015 and 2016, and extrapolated based on discussions with National Penn management for 2017 and 2018 as described above, and unaudited prospective tangible book value per share estimates for National Penn at December 31, 2015, 2016, 2017 and 2018 as described above.

	Year Ended December 31,
	2015	2016	2017	2018

Earnings Per Share	$0.77	$0.80	$0.83	$0.86
Dividends Per Share	$0.44	$0.47	$0.49	$0.50
Tangible Book Value Per Share	$6.08	$6.43	$6.78	$7.14

The following disclosure amends and restates the third full paragraph on page 61 of the Proxy Statement/Prospectus in the section captioned “Certain National Penn Unaudited Prospective Financial Information.”

The extrapolated unaudited prospective financial information for 2017 and 2018 included above was calculated solely for purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion. The inclusion of any unaudited prospective financial information for National Penn, including publicly available consensus “street estimates,” should not be regarded as an indication that any of National Penn, Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to National Penn’s business, all of which are difficult to predict and many of which are beyond National Penn’s control.